Exhibit 99.1

PAINCARE HOLDINGS REPORTS 2007 SECOND QUARTER RESULTS

Financial and Operational Restructuring Initiatives Set Stage

for Redefined Growth Strategy in 2008 and Beyond

ORLANDO, Fla. – (PR NEWSWIRE) – August 16, 2007 – PainCare Holdings, Inc. (AMEX:PRZ), one of the nation’s leading providers of pain-focused medical and surgical solutions and services, today provided an update on its ongoing financial and operational restructuring plans and reported its financial results for the three and six month reporting periods, ended June 30, 2007.

PainCare anticipates filing the related Form 10Q with the SEC no later than close of business on Tuesday, August 21, 2007. The Company could not complete the Form 10-Q within the prescribed time, because the Registrant effected numerous dispositions of physician practices during the quarter resulting in the need for additional time to complete the associated accounting and financial reporting. Although PainCare believes that the financial data included within this press release is accurate, it may be subject to change upon the filing of the Form 10Q.

OPERATIONAL HIGHLIGHTS AND RESTRUCTURING UPDATE:

•

The Company has completed the sale of Center for Pain Management ASC and an associated pain practice, both based in Maryland, back to its original shareholders. The transaction provided for a one-time cash payment to PainCare of $5 million by the original shareholders, forgiveness of the outstanding $7.8 million note due and payable to the shareholders, and forgiveness of $2 million in earn-out obligations that were payable to the shareholders in accordance with the terms and conditions of the original acquisition.

•

The Company has completed a transaction with Surgery Partners Holdings, LLC providing for the sale of PainCare’s controlling interest in the ambulatory surgery center located in Lake Worth, Florida for total cash consideration of $10 million and an additional $2.3 million in potential earn-out cash payments.

•

The Company has also signed a definitive agreement with Surgery Partners, LLC providing for the sale of PainCare’s controlling interest in the ambulatory surgery center located in Coral Gables, Florida. Upon closing of the transaction, which is expected to occur within the next 30 days following receipt of regulatory approvals, the Company will receive approximately $4.4 million in cash proceeds.

•

Through its financial restructuring efforts, PainCare is in the process of reducing debt obligation from $37.5 million to approximately $8.5 million. Further, the Company is working to restructure the remaining $8.5 million.

•

The Company has initiated an operational restructuring initiative providing for the divestiture or closing of certain non-performing or non-core physician practices. Further, at the corporate level, PainCare has implemented an overhead reduction initiative that has, to date, resulted in expenses being significantly reduced over that of the year-ago period. Additional cost-cutting programs are continually being evaluated.

•

PainCare’s wholly-owned subsidiary, Integrated Pain Solutions, has made considerable progress in establishing its operating platform, and recently announced the signing of its first customer, Coalition America. Currently, the Company is engaged in establishing its proprietary provider networks in key markets around the country in anticipation of launching revenue generating operations late in the third quarter.

OVERVIEW OF 2007 SECOND QUARTER AND YEAR-TO-DATE FINANCIAL RESULTS

•

Total revenues from continuing operations for the second quarter were $9.6 million, a 12% decrease from $10.8 million in the prior year’s second quarter. For the six months ended June 30, 2007, total revenues declined 13% to $19.4 million from $23 million in the comparable six month reporting period in 2006.

•

The Company had a non-cash, non-recurring goodwill impairment charge of $15.2 million in the second quarter of this year. In addition, due to the divestiture of certain business interests, loss from discontinued operations resulted in a non-cash, non-recurring charge totaling $28.1 million during the three months ended June 30, 2007.

•

Net loss for the second quarter of this year was $61.6 million, or $.92 loss per diluted share, compared to a net loss of $550,000, or $0.01 loss per diluted share in the second quarter of 2006. For the six months ended June 30, 2007, net loss totaled $64.8 million, or $0.97 loss per diluted share, compared to net income of $17.7 million, or $0.25 per diluted share, reported for the first six months of last year.

FINANCIAL CHARTS TO FOLLOW

PAINCARE HOLDINGS, INC. CONSOLIDATED BALANCE SHEETS

	June 30, 2007	December 31, 2006
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$931,569	$2,695,460
Accounts receivable, net of allowance for doubtful accounts ($1,148,006)	7,940,064	8,650,466
Deposits and prepaid expenses	636,413	649,668
Note receivable	319,551	500,000
Current deferred tax asset	594,043	1,921,825
Income tax receivable	7,690,737	4,135,376
Current assets of discontinued operations	6,650,142	12,567,030
Total current assets	24,762,519	31,119,825
Property and equipment, net	8,480,135	8,994,837
Goodwill, net	42,161,346	56,455,055
Other assets	3,295,967	4,847,679
Non-current assets of discontinued operations	10,027,655	62,131,631
Total assets	$88,727,622	$163,549,027

Liabilities and Stockholders’ Equity
Liabilities:
Accounts payable and accrued expenses	$4,907,757	$4,295,402
Accrued interest	3,037,915	781,971
Acquisition consideration payable	811,998	4,026,209
Current portion of notes payable	22,436,759	34,053,378
Current portion of convertible debentures	12,839,354	12,415,480
Derivative liabilities	600,000	600,000
Current portion of capital lease obligations	1,196,410	1,383,790
Current liabilities of discontinued operations	312.486	2,042,215
Total current liabilities	46,142,679	59,598,445
Capital lease obligations, less current portion	1,399,172	1,717,138
Deferred tax liability non-current	2,141,084	2,425,697
Non-current liabilities of discontinued operations	2,905,141	264,968
Total liabilities	52,588,076	64,006,248
Minority interests related to discontinued operations	2,904,605	2,191,797
Stockholders’ equity:
Common stock, $.0001 par value. Authorized 200,000,000 shares; issued and outstanding 67,532,050 and 66,292,721 shares, respectively	6,753	6,629
Preferred stock, $.0001 par value. Authorized 10,000,000 shares; issued and outstanding -0- shares
Additional paid in capital	143,410,198	142,763,156
Accumulated deficit	(45,465,595)	(18,983,089)
Current period loss	(64,812,762)	(26,482,506)
Cumulative Translation Adjustment	96,347	46,792
Total stockholders’ equity	33,234,941	97,350,982
Total liabilities and stockholders’ equity	$88,727,622	$163,549,027

PAINCARE HOLDINGS, INC.

Consolidated Statements of Operations

For the Three and Six Months Ended June 30, 2007 and 2006 (Unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2007	2006	2007	2006
		(As restated)		(As restated)
Revenues:
Pain management	$6,111,888	$6,568,065	$12,276,948	$12,339,476
Surgeries	859,172	1,604,047	2,201,365	3,485,077
Ancillary services	2,605,306	2,669,732	5,466,076	7,163,899
Total revenues	9,576,366	10,841,844	19,944,389	22,988,452
Cost of revenues	5,208,931	3,000,576	8,710,749	5,683,077
Gross profit	4,367,435	7,841,268	11,233,640	17,305,375
General and administrative expense	8,201,889	10,477,491	17,945,618	9,685,231
Impairment	15,225,074	—	15,225,074	—
Amortization expense	191,017	564,045	222,600	1,006,957
Depreciation expense	473,911	401,812	901,478	838,405
Operating income (loss)	(19,724,456)	(3,602,080)	(23,061,130)	5,774,782
Interest income (expense)	(1,539,452)	(1,424,349)	(3,277,368)	(2,038.000)
Derivative benefit (expense)	—	98,396	—	10,492,951
Other income (expense)	(35,464)	313,840	(10,215)	440,421
Income (loss) from continuing operations before income taxes	(21,299,372)	(4,614,193)	(26,348,713)	14,670,154
Benefit (provision) for income taxes	(12,188,730)	1,466,685	(10,448,932)	(1,927,304)
Income (loss) from continuing operations	(33,488,102)	(3,147,508)	(36,797,645)	12,742,850
Discontinued operations:
Income (loss) from discontinued operations (less applicable income tax (expense) benefit of $1,997,784, 1,912,165, (1,806,790), and $3,233,891)	(4,891,906)	2,597,757	(4,514,110)	3,932,840
Loss on disposal of discontinued operations (less applicable income tax benefit of $7,975,277 and 8,100,639)	(23,257,657)	—	(23,501,007)	—
Income (loss) from discontinued operations, net of tax	(28,149,563)	2,597,757	(28,015,117)	3,932,840
Income (loss) from operations before a cumulative effect of a change in accounting principle	(61,637,665)	(549,751)	(64,812,762)	16,675,690
Cumulative effect of a change in accounting principle (net of tax of $661,283)	—	—	—	991,925
Net income (loss)	$(61,637,665)	$(549,751)	$(64,812,762)	$17,667,615

Basic income (loss) per common share:

Income (loss) from continuing operations before cumulative effect of a change in accounting principle	$(.50)	$(.05)	$(.55)	$.20
Income (loss) from discontinued operations	$(.42)	$.04	$(.42)	$.06
Cumulative effect of a change in accounting principle	—	—	—	$.02
Net income (loss)	$(.92)	$(.01)	$(.97)	$.28

Diluted income (loss) per common share:
Income (loss) from continuing operations before cumulative effect of a change in accounting principle	$(.50)	$(.05)	$(.55)	$.18
Income (loss) from discontinued operations	$(.42)	$.04	$(.42)	$.05
Cumulative effect of a change in accounting principle	—	—	—	$.01
Net income (loss)	$(.92)	$(.01)	$(.97)	$.25
Basic weighted average common shares outstanding	67,263,159	64,482,619	66,842,451	63,011,366
Diluted weighted average common shares outstanding	67,263,159	64,482,619	66,842,451	71,718,631

About PainCare Holdings, Inc.

Headquartered in Orlando, Florida, PainCare Holdings, Inc. is one of the nation’s leading providers of pain-focused medical and surgical solutions and services. Through its proprietary network of acquired or managed physician practices, and in partnership with independent physician practices and medical institutions throughout the United States and Canada, PainCare is committed to utilizing the most advanced science and technologies to diagnose and treat pain stemming from neurological and musculoskeletal conditions and disorders.

Through its wholly-owned subsidiary, Caperian, Inc., PainCare offers medical real estate and development services. Through Integrated Pain Solutions, the Company is engaged in pioneering the nation’s first managed services organization that offers a multi-disciplinary healthcare network focused on the treatment of pain. For more information on PainCare Holdings, please visit www.paincareholdings.com.

This press release contains forward-looking statements that may be subject to various risks and uncertainties. Such forward-looking statements are made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 and are made based on management’s current expectations or beliefs as well as assumptions made by, and information currently available to, management. These forward-looking statements, which may include statements regarding our future financial performance or results of operations, including expected revenue growth, cash flow growth, future expenses, future operating margins and other future or expected performance, are subject to the following risks: the acquisition of businesses or the launch of new lines of business, which could increase operating expenses and dilute operating margins; the inability to attract new patients by our owned practices, the managed practices and the limited management practice; increased competition, which could lead to negative pressure on our pricing and the need for increased marketing; the inability to maintain, establish or renew relationships with physician practices, whether due to competition or other factors; the inability to comply with regulatory requirements governing our owned practices, the managed practices and the limited management practices; that projected operating efficiencies will not be achieved due to implementation difficulties or contractual spending commitments that cannot be reduced; and to the general risks associated with our businesses.

In addition to the risks and uncertainties discussed above you can find additional information concerning risks and uncertainties that would cause actual results to differ materially from those projected or suggested in the forward-looking statements in the reports that we have filed with the Securities and Exchange Commission. The forward-looking statements contained in this press release represent our judgment as of the date of this release and you should not unduly rely on such statements. Unless otherwise required by law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise after the date of this press release. In light of these risks and uncertainties, the forward-looking events and circumstances discussed in the filing may not occur, and actual results could differ materially from those anticipated or implied in the forward-looking statements.

FOR MORE INFORMATION, PLEASE CONTACT:

Investor/Shareholder Relations

Dodi Handy, President and CEO, or Daniel Conway, Chief Strategist

Elite Financial Communications Group, LLC

at 407-585-1080 or via email at prz@efcg.net